Accel Entertainment Announces Full-Year 2019 Operating Results March 16, 2020 07:30 AM Eastern Daylight Time CHICAGO--(BUSINESS WIRE)--Accel Entertainment, Inc. (NYSE: ACEL) today announced certain financial and operating results for full-year ended December 31, 2019. Accel 2019 Highlights: On September 16, 2019, Accel completed its acquisition of 100% of the outstanding membership interests of Grand River Jackpot, LLC (“Grand River”) On November 20, 2019, Accel completed a business combination with TPG Pace Holdings to become the first publicly listed gaming-as-a-service company Ended the year with 2,312 locations; an increase of 37% compared to 2018 (10% excluding the impact of the Grand River acquisition) Ended the year with 10,499 video game terminals (“VGTs”); an increase of 37% compared to 2018 (12% excluding the impact of the Grand River acquisition) Full Year 2019 Total Revenues of $424 million, an increase of 28% compared to 2018 Full Year 2019 Adjusted EBITDA of $80 million, an increase of 25% compared to 2018 Accel Entertainment CEO Andy Rubenstein commented, “2019 was a transformational year for Accel. We are extremely pleased with the record numbers we saw across the board both in terms of financial and operational results. The Grand River acquisition and business combination with TPG Pace Holdings created a platform positioning Accel to capitalize on the many growth opportunities in front of us. We enter 2020 with significant momentum to build a large-scale company that, with unique assets and long-term contracts, can generate steady top-line growth. At this time, it is difficult to fully handicap the duration and severity of COVID-19. Once we have more visibility, we will provide financial guidance for 2020. Please know we are focused on the well-being of our stakeholders: our employees, partners, customers, and suppliers.” /

Consolidated Statements of Operations, Cash Flows and Other Data As of and for the Year Ended December 31, (in thousands, except key metrics data) 2019 2018 2017 Consolidated Statements of Operations Data: Total net revenues $424,385 $331,993 $248,435 Operating income 13,336 24,869 18,170 Income before income tax expense (665) 15,225 10,065 Net (loss) income (5,864) 10,803 8,311 Consolidated Statements of Cash Flows Data: Net cash provided by operating activities $45,565 $44,343 $33,097 Net cash used in investing activities (151,532) (73,547) (70,870) Net cash provided by financing activities 139,141 46,122 59,081 Other Financial Data: Adjusted EBITDA(1) $79,594 $63,815 $46,865 Adjusted net income(2) $22,695 $23,136 $17,310 Key Metrics: Licensed establishments(3) 2,312 1,686 1,442 Video gaming terminals(4) 10,499 7,649 6,439 Average remaining contract term (years)(5) 6.9 7.6 8.3 Hold-per-day (6) (in whole dollars) $130 $125 $115 /

(1) Adjusted EBITDA is defined as net (loss) income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses, net; tax effect of adjustments; depreciation and amortization of property and equipment; interest expense; and provision for income taxes. For additional information on Adjusted EBITDA and a reconciliation of net (loss) income to Adjusted EBITDA, see “Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted net income.” (2) Adjusted Net income is defined as net (loss) income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses, net; and tax effect of adjustments. For additional information on Adjusted net income and a reconciliation of net (loss) income to Adjusted net income, see “Non-GAAP Financial Measures— Adjusted EBITDA and Adjusted net income.” (3) Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions. (4) Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions. (5) Calculated by determining the average expiration date of all outstanding contracts, and then subtracting the applicable measurement date. The IGB limited the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals. (6) Calculated by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then further dividing such quotient by the number of days in such period. /

Non-GAAP Financial Measures

	For the Year Ended December 31,		
(in thousands)	**2019**	**2018**	**2017**
Net (loss) income	($5,864)	$10,803	$8,311
Adjustments:			
Amortization of route and customer acquisition costs and location contracts acquired[1]	17,975	14,681	9,792
Stock-based compensation[2]	2,236	453	804
Other expenses, net[3]	19,649	3,030	1,331
Tax effect of adjustments[4]	(11,301)	(5,831)	(2,928)
Adjusted net income	$22,695	$23,136	$17,310
Depreciation and amortization of property and equipment	26,398	20,782	16,768
Interest expense	12,860	9,644	8,105
Income tax expense	16,500	10,253	4,682
Loss on debt extinguishment	1,141	-	-
Adjusted EBITDA	$79,594	$63,815	$46,865

(1) Route and customer acquisition costs consist of upfront cash payments and future cash payments to third party sales agents to acquire the licensed video gaming establishments that are not connected with a business combination. Accel amortizes the upfront cash payment over the life of the contract, including expected renewals, beginning on the date the location goes live, and recognizes non-cash amortization charges with respect to such items. Future or deferred cash payments, which may occur based on terms of the underlying contract, are generally lower in the aggregate as compared to established practice of providing higher upfront payments, and are also capitalized and amortized over the remaining life of the contract. Future cash payments do not include cash costs associated with renewing customer contracts as Accel does not generally incur significant costs as a result of extension or renewal of an existing contract. Location contracts acquired in a business combination are recorded at fair value as part of the business combination accounting and then amortized as an intangible asset on a straight-line basis over the expected useful life of the contract of 10 years. "Amortization of route and customer acquisition costs and location contracts acquired" aggregates the non-cash amortization charges relating to upfront route and customer acquisition cost payments and location contracts acquired.

(2) Stock-based compensation consists of options, restricted stock units and warrants.

(3) Other expenses, net consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities, (ii) non-recurring expenses including expenses relating to lobbying efforts and legal expenses in Pennsylvania, lobbying efforts in Missouri and a settlement in connection with a gaming acquisition, and (iii) non-recurring expenses associated with the Business Combination.

(4) Calculated by excluding the impact of the non-GAAP adjustments from the current period tax provision calculations.

Conference Call

Accel will host an investor conference call on March 16, 2020 at 11am Central (12 p.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by dialing (877) 207-9899, Event ID: 2229427#. A replay of the webcast will be posted on Accel's website following completion of the call. About Accel Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores. Forward Looking Statements This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “target,” “plan,” “outlook” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. Non-GAAP Financial Information This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure and is a key metric used to monitor ongoing core operations. Management of Accel believes Adjusted EBITDA enhances the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to- company and period-to-period comparisons, because this non-GAAP financial measure excludes the effects of certain non-cash items or represent certain nonrecurring items that are unrelated to core performance. Management of Accel also believes that this non-GAAP financial measure is used by investors, analysts and other interested parties as measures of financial performance. Although Accel excludes amortization of route and customer acquisition costs and location contracts acquired from Adjusted EBITDA, Accel believes that it is important for investors to understand that these route, customer and location contract acquisitions contribute to revenue generation. Any future acquisitions may result in amortization of route and customer acquisition costs and location contracts acquired. Adjusted EBITDA is not a recognized term under GAAP. This non-GAAP financial measure excludes some, but not all, items that affect net income, and this measure may vary among companies. This non-GAAP financial measure is unaudited and has important limitations as an analytical tool, should not be viewed in isolation and does not purport to be an alternative to net income as indicators of operating performance. Contacts Eric Bonach Abernathy MacGregor 212-371-5999 ejb@abmac.com /

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